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                                                                     EXHIBIT 4.6

                                  Jostens, Inc.

                                 $60,000,000 of
           14% Senior Redeemable Payment In-Kind Preferred Stock with Warrants to Purchase 531,325 Shares of Class E Common Stock


                               PURCHASE AGREEMENT
                               ------------------

                                                         May 10, 2000


DB Capital Investors, L.P.
130 Liberty Street
25th Floor
New York, NY  10006

Ladies and Gentlemen:

         The undersigned hereby confirms its agreement with you (the "Purchaser") as set forth below.

         1. The Securities. Subject to the terms and conditions herein contained, Jostens, Inc., a Minnesota corporation (the "Company"), proposes to issue and sell to the Purchaser 60,000 shares of the 14% Senior Redeemable Payment In-Kind Preferred Stock of the Company (the "Preferred Stock") with an aggregate liquidation preference of $60,000,000, together with Warrants (the "Warrants") to purchase an aggregate of 531,325 shares of the Series E common stock of the Company, par value $0.01 per share (the "Common Stock"), to be issued upon exercise of the Warrants (the "Warrant Shares") representing 5% of the outstanding Common Stock of the Company on a fully diluted basis. The Preferred Stock and the Warrants are referred to herein collectively as the "Securities".

         The Securities will be offered and sold to the Purchaser without being registered under the Securities Act of 1933, as amended (the "Act"), in reliance on exemptions therefrom.

         The Securities will be offered in connection with a recapitalization transaction (such transaction, together with the Merger referred to below, the "Recapitalization") as a result of which (x) Investcorp Investment Equity Limited and certain of its affiliates (collectively, "Investcorp") and certain other institutional equity investors would own up to approximately 94% of the outstanding common stock of the Company and (y) the Company's existing shareholders would retain the remaining common stock in the Company. The undersigned understands that the Recapitalization will be effected by means of a merger of a newly formed company created by Investcorp and its affiliates ("MergerCo") with and into the Company, with the Company being the surviving corporation (the "Surviving Corporation") of such merger (the "Merger"), pursuant to an agreement and plan of merger entered into between MergerCo and the Company (the "Merger Agreement") dated as of December 27, 1999. Concurrently with the consummation of the Recapitalization, the Company and its subsidiaries will refinance
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substantially all of their outstanding debt (the "Refinancing" and, together with the Recapitalization and the incurrence of the financings described below, the "Transaction").

         In connection with the issuance of senior subordinated notes generating gross cash proceeds of $240.0 million (the "Senior Subordinated Notes"), the Company has prepared a preliminary offering memorandum dated April 16, 2000 (the "Preliminary Memorandum") and will prepare a final offering memorandum to be dated May 3, 2000 (the "Final Memorandum"; the Preliminary Memorandum and the Final Memorandum each herein being referred to as the "Memorandum," and if the Final Memorandum is not prepared, then each reference to the Final Memorandum herein shall be deemed a reference to the Preliminary Memorandum) setting forth or including a description of the Company and the Subsidiaries (as defined below) and any material developments relating to the Company and the Subsidiaries occurring after the date of the most recent historical financial statements included therein.

         The Company will enter into (i) a registration rights agreement with respect to the Preferred Stock, whereby the Company will agree to file a shelf registration statement covering resales of the Preferred Stock (the "Preferred Stock Registration Rights Agreement"), (ii) a registration rights agreement with respect to the Warrant Shares and certain other shares of the capital stock of the Company, whereby the Company will agree to file a registration statement covering resales of the Warrant Shares (the "Registration Rights Agreement") and
(iii) a Warrant Agreement (the "Warrant Agreement"), prior to, or concurrently with, the issuance of the Securities. In addition, the Company will file a Certificate of Designation with respect to the Preferred Stock (the "Certificate of Designation") with the Secretary of State of the State of Minnesota.

         2. Representations and Warranties. The Company represents and warrants to, and agrees with the Purchaser that:

                  (a) Neither the Preliminary Memorandum as of the date thereof nor the Final Memorandum nor any amendment or supplement thereto as of the date thereof and, in the case of the Final Memorandum and any amendment or supplement thereto, at all times subsequent thereto up to the Closing Date (as defined in Section 3 below) contained or shall contain any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that (i) the representations and warranties set forth in this
         Section 2(a) do not apply to statements or omissions made in reliance upon and in conformity with information furnished to the Company in writing by the Purchaser expressly for use in the Preliminary Memorandum, the Final Memorandum or any amendment or supplement thereto and (ii) the Memorandum was designed as an offering memorandum for the Senior Subordinated Notes and not the Securities. The Final Memorandum conforms in all material respects to the requirements of the Act and the rules and regulations promulgated thereunder as if it was a prospectus filed as part of a registration statement on Form S-3 relating to the Senior Subordinated Notes.

                  (b) After giving effect to the Merger, as of the Closing Date, the Company will have the authorized and issued capital stock set forth in the Final Memorandum under the

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         heading entitled "Capitalization"; the Company will own the percentage of the issued and outstanding stock (or other equity securities) of each of the Subsidiaries as listed on Schedule 1 hereto; all of the outstanding shares of capital stock of the Company and the Subsidiaries as of the Closing Date will be duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights; except as set forth in the Final Memorandum and certain warrants in favor of Investcorp or its affiliates that will be exercisable for Class B common stock of the Company to the extent an equal number of shares of Class B common stock of the Company is being redeemed contemporaneously, there are no outstanding (i) options, warrants or other rights to purchase from the Company and the Subsidiaries, (ii) agreements or other obligations of the Company or any of the Subsidiaries to issue or (iii) other rights to convert any obligation into, or exchange any securities of, shares of capital stock of, or other equity securities of, the Company or any of the Subsidiaries. The entities listed on Schedule 1 hereto (collectively, the "Subsidiaries") are the only subsidiaries, direct or indirect, of the Company. Except as disclosed on Schedule 1, the Company does not own, directly or indirectly, any capital stock or any other equity/or long-term debt securities or have any equity interests in any firm, partnership, joint venture, limited liability company or other entity.

                  (c) The Company and each of the Subsidiaries has been duly incorporated, is validly existing and is in good standing as a corporation under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own its properties and conduct its business as now conducted, and as described in the Final Memorandum; each of the Company and the Subsidiaries is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to affect the business, financial condition or results of operations of the Company, together with its Subsidiaries, taken as a whole, excluding in all cases: any events or conditions generally affecting the industries in which the Company operates or arising from changes in general business or economic conditions (a "Material Adverse Effect").

                  (d) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the Preferred Stock Registration Rights Agreement, the Registration Rights Agreement and the Warrant Agreement. Each of such agreements has been duly and validly authorized, executed and delivered by the Company and will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, indemnity, contribution or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

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                  (e) The Warrants have been duly authorized by the Company and, when issued and delivered by the Company in accordance with the terms of this Agreement and the Warrant Agreement, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

                  (f) The Warrant Shares have been duly and validly authorized and validly reserved for issuance and when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

                  (g) The Certificate of Designation relating to the Preferred Stock and any additional Preferred Stock issued as dividends in accordance with the terms of the Certificate of Designation (such additional Preferred Stock being referred to herein as the "Dividend PIK Preferred Stock") have been duly authorized by the Company. Upon filing of such Certificate of Designation with the Secretary of State of the State of Minnesota, the Preferred Stock and the Dividend PIK Preferred Stock will be duly authorized and, when issued and delivered by the Company against payment therefor in accordance with, in the case of the Preferred Stock, the provisions of this Agreement and, in the case of the Dividend PIK Preferred Stock, in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable and free of any preemptive rights; the certificates for the Preferred Stock and the Dividend PIK Preferred Stock will be in due and proper form; and the holders of such Preferred Stock and Dividend PIK Preferred Stock will not be subject to personal liability by reason of being such holders. The Company has reserved for issuance, and duly authorized the issuance of, the number of shares of Preferred Stock (60,000 shares), and the maximum number of shares of Dividend PIK Preferred Stock issuable as dividends pursuant to the terms of the Certificate of Designation allowed by its certificate of incorporation (247,500 shares). The certificate of incorporation of the Company, by virtue of the filing of the Certificate of Designation, will set forth the rights, preferences and priorities of the Preferred Stock and the Dividend PIK Preferred Stock.

                  (h) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company.

                  (i) No consent, approval, authorization or order of any court or governmental agency or body or third party is required for the execution, delivery or performance by the Company or any Subsidiary of this Agreement, the Preferred Stock Registration Rights Agreement, the Registration Rights Agreement, the Warrant Agreement, and the Certificate of Designation, or the consummation by the Company or any of the Subsidiaries of the transactions contemplated hereby or thereby that are to be completed

                                       4
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         on or before the Closing Date, except such as have been obtained or disclosed in the Final Memorandum and except for approvals and authorizations contemplated by the Preferred Stock Registration Rights Agreement and the Registration Rights Agreement. None of the Company or any of the Subsidiaries is (i) in violation of its articles of incorporation or bylaws (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, or (iii) in breach of or in default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, "Contracts") except in the case of clauses (ii) and (iii) above such violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

                  (j) The execution, delivery and performance by the Company of this Agreement, the Preferred Stock Registration Rights Agreement, the Registration Rights Agreement, the Warrant Agreement and the Certificate of Designation, and the consummation by the Company of the transactions contemplated hereby and thereby, will not conflict with or constitute or result in a breach of or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract except such conflicts, breaches, defaults or violations, that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the certificate of incorporation or by-laws (or similar organizational documents) of the Company, or (iii) any statute, judgment, decree, order, rule or regulation applicable to the Company or any of its properties or assets except such conflicts, breaches, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

                  (k) None of the Company, the Subsidiaries nor any agent acting on any of their behalf has taken or will take any action that might cause this Agreement or the sale of the Securities to violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect, or as the same may hereafter be in effect, on the Closing Date.

         3. Purchase, Sale and Delivery of the Securities. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company 60,000 shares of Preferred Stock and Warrants to purchase an aggregate of 531,325 Warrant Shares for an aggregate purchase price of $60.0 million. One or more certificates in definitive form for the shares of Preferred Stock and the Warrants that the Purchaser has agreed to purchase hereunder, and in such denomination or denominations and registered in such name or names as the Purchaser requests upon notice to the Company at least 48 hours prior to the Closing Date, shall be delivered by or on behalf of the Company to the Purchaser, against payment by or on behalf of the Purchaser of the purchase

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price therefor by wire transfer to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the Closing Date. Such delivery of and payment for the Securities shall be made at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue,
New York, New York 10166 at 10:00 A.M., New York time, on May 9, 2000, or at such other place, time or date as the Purchaser, on the one hand, and the Company, on the other hand, may agree upon, such time and date of delivery against payment being herein referred to as "Closing Date." The Company will make such certificate or certificates for the Securities available for inspection by the Purchaser at such place as designated by the Purchaser at least 24 hours prior to the Closing Date.

         4. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company as follows:

                  (a) Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has full power and authority to enter into and consummate the transactions contemplated by this Agreement.

                  (b) Purchaser is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Act, and is financially able to hold the Securities for long term investment and to suffer a complete loss of its investment in the Securities. The Securities are being purchased by Purchaser for its own account for investment purposes, and not with a view to any distribution thereof within the meaning of the Act. Purchaser has had the opportunity to ask questions of the Company and its officers and employees and to receive to its satisfaction such information about the business and financial condition of the Company as it considers necessary or appropriate for deciding whether to purchase the Securities, and Purchaser is fully capable of understanding and evaluating the risks associated with the ownership of the Securities.

                  (c) Purchaser has conducted its own diligence investigation with respect to the merits and risks associated with the Merger and related financings. Notwithstanding that representatives of Investcorp may have provided information to Purchaser (including, without limitation, information concerning Jostens, the Merger and related matters), Purchaser is not relying on and has not relied on any representation by Investcorp or any affiliate or representative of Investcorp with respect to any aspect of the Merger, the financings or the business or prospects of Jostens, other than the representations and warranties of the Company hereunder and those representations and warranties of the Company contained in the Merger Agreement.

         5. Acknowledgments and Agreements of Purchaser. Purchaser acknowledges and agrees that:

                  (a) The Securities will not be registered under the Act or under the securities laws of any state and must be held by Purchaser indefinitely unless the resale of the Securities is subsequently registered under the Act and any applicable state securities law or an exemption from such registration becomes or is available. In addition to any legend required by law or any other agreement by which Purchaser is bound, the Company shall

                                       6
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         place a legend in substantially the following form on any certificate representing the Securities:

                  "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED OTHER THAN IN ACCORDANCE WITH REGULATIONS PROMULGATED UNDER THAT ACT, OR IF SO REGISTERED UNDER THAT ACT, OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

                  Additionally, the Company shall place a legend in substantially the following form of any certificate representing the
         Securities:

                  "THESE SECURITIES ARE SUBJECT TO MANDATORY REDEMPTION BY THE CORPORATION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS A FULL STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF EACH CLASS OF STOCK OR SERIES OF STOCK OF THE CORPORATION AUTHORIZED TO BE ISSUED, SO FAR AS THEY HAVE BEEN DETERMINED, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT CLASSES OR SERIES."

                  "THIS SECURITY IS ALSO SUBJECT TO A SHAREHOLDERS AGREEMENT, DATED AS OF MAY 10 , 2000, AMONG THE COMPANY, INVESTCORP INVESTMENT EQUITY LIMITED, THE OTHER HOLDERS OF THE CLASS D COMMON STOCK OF THE COMPANY AND DB CAPITAL INVESTORS L.P. A COPY OF SUCH SHAREHOLDERS AGREEMENT MAY BE OBTAINED WITHOUT CHARGE AND UPON REQUEST ADDRESSED TO THE SECRETARY OF THE COMPANY AT THE REGISTERED OFFICE OF THE COMPANY"

         6. Expenses. The Company agrees to pay, upon the consummation of the Recapitalization (including the purchase of the Securities pursuant to this Agreement), all reasonable costs and expenses of the Purchaser and its affiliates (including the reasonable fees and expenses of White & Case LLP and other counsel to the Purchaser and the Purchaser's and its affiliates', out of pocket expenses) arising in connection with the purchase of the Securities, the Recapitalization and the other transactions contemplated hereby and thereby (and the Purchaser's due diligence efforts in connection herewith).

         7. Conditions of the Purchaser's Obligations. The obligation of the Purchaser to purchase and pay for the Securities shall, in their reasonable discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

                (a) On the Closing Date, the Purchaser shall have received the opinion, dated as of the Closing Date and addressed to the Purchaser, of Faegre & Benson LLP, Minnesota

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         counsel to the Company, or, as to paragraphs (iii), (iv) and (viii) (to the extent relating to matters under New York state or Federal law or to the extent relating to the filing of the Certificate of Designation), paragraph (ix) (to the extent relating to any matters under New York state or Federal law), and paragraphs (xi), (xiii) and
         (xiv), of Gibson, Dunn and Crutcher LLP, New York counsel for the Company, or, as to paragraphs (ii) (to the extent relating to shares of capital stock issued prior to the Closing Date, contractual preemptive or similar rights or the second sentence of paragraph (ii)), (iii) and
         (iv) (to the extent relating to execution, issuance and delivery by the Company), (v) (to the extent relating to contractual preemptive rights), (vi) (to the extent relating to contractual preemptive rights), (vii) (to the extent relating to execution and delivery,
         (viii) (second sentence), (ix) (to the extent relating to Material Contracts (as defined herein)), (x) and (xii), by William George, General Counsel to the Company in form and substance reasonably satisfactory for counsel to the Purchaser, dated the Closing Date, substantially to the effect that:

                           (i) The Company has been duly incorporated, is
                  validly existing and is in good standing as a corporation under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own its properties and conduct its business as now conducted, and as described in the Final Memorandum.

                           (ii) All of the outstanding shares of capital stock
                  of the Company as of the Closing Date are duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; Except as set forth in the Final Memorandum and certain warrants in favor of Investcorp or its affiliates that will be exercisable for Class B common stock to the extent an equal number of shares of Class B common stock is being redeemed contemporaneously there are no outstanding (i) options, warrants or other rights to purchase shares of capital stock of the Company from the Company or the Subsidiaries, (ii) agreements or other obligations of the Company or any of the Subsidiaries to issue or (iii) other rights to convert any obligation into, or exchange any securities of, shares of capital stock of, or other equity securities of, the Company.

                           (iii) The Company has all requisite corporate power
                  and authority to execute, deliver and perform its obligations under each of the Preferred Stock Registration Rights Agreement, the Registration Rights Agreement and the Warrant Agreement. Each of such agreements has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, indemnity, contribution or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

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                           (iv) The Warrants have been duly authorized by the
                  Company and, when issued and delivered by the Company in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

                           (v) The Warrant Shares have been duly and validly
                  authorized and validly reserved for issuance, and when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

                           (vi) The Certificate of Designation relating to the
                  Preferred Stock and any Dividend PIK Preferred Stock has been duly authorized by the Company. Upon filing of such Certificate of Designation with the Secretary of State of the State of Minnesota, the Preferred Stock and the Dividend PIK Preferred Stock will be duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the provisions of this Agreement and, in the case of any Dividend PIK Preferred Stock, in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable and free of any preemptive rights; the certificates for the Preferred Stock and the Dividend PIK Preferred Stock will be in due and proper form; and the holders of such Preferred Stock and Dividend PIK Preferred Stock will not be subject to personal liability under the Minnesota Business Corporation Act by reason of being such holders. The Company has reserved for issuance, and duly authorized the issuance of, the number of shares of Preferred Stock (60,000 shares), and the maximum number of shares of Dividend PIK Preferred Stock issuable as dividends pursuant to the terms of the Certificate of Designation allowed by its certificate of incorporation (247,500 shares). The articles of incorporation of the Company, by virtue of the filing of the Certificate of Designation, will set forth the rights, preferences and priorities of the Preferred Stock and the Dividend PIK Preferred Stock.

                           (vii) The Company has all requisite corporate power
                  and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company.

                           (viii) No consent, approval, authorization or order
                  of any United States federal, or New York or Minnesota state court or governmental agency or body is required for the execution, delivery or performance by the Company of this Agreement, the Preferred Stock Registration Rights Agreement, the Registration Rights Agreement, the Warrant Agreement, and the Certificate of Designation, or the consummation by the Company or any of the Subsidiaries of the transactions

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                  contemplated hereby or thereby that are to be completed prior to or on the date hereof, except such as have been obtained or disclosed in the Final Memorandum and for approvals and authorizations contemplated by the Preferred Stock Registration Rights Agreement or the Registration Rights Agreement. The Company is not in violation of its articles of incorporation or bylaws (or similar organizational document), except such violations as would not, individually or in the aggregate, have a Material Adverse Effect.

                           (ix) The execution, delivery and performance by the
                  Company of this Agreement, the Preferred Stock Registration Rights Agreement, the Registration Rights Agreement, the Warrant Agreement and the Certificate of Designation, and the consummation by the Company of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof, will not constitute or result in a breach of or a default under (or an event which with notice or passage of time or both would constitute a default under) any material contract filed as an exhibit to the Company's annual report on Form 10-K for the fiscal year ended 1999 (a "Material Contract") or violate any of the articles of incorporation or by-laws of the Company or violate any statute, judgment, decree, order, rule or regulation of the United States or the States of Minnesota or New York (of which such counsel is aware) applicable to the Company or any of their respective properties or assets except such breaches, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

                           (x) To the knowledge of such counsel, there is not
                  pending or threatened any action, suit, proceeding, inquiry, investigation or legislative mandate to which the Company is a party or to which the property or assets of the Company are subject, before or brought by any court, arbitrator or governmental agency or body which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Securities to be sold hereunder.

                           (xi) The execution, delivery and performance by the
                  Company of this Agreement or the sale of the Securities does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System, in each case as in effect on the date hereof.

                           (xii) To the knowledge of such counsel, there are no
                  legal or governmental proceedings involving or affecting the Company or any Subsidiary or any of their respective properties or assets which would be required to be described in a prospectus forming part of a registration statement filed with the Commission pursuant to the Act that are not described in the Preliminary Memorandum and the Final Memorandum.

                           (xiii) Neither the Company nor any of the
                  Subsidiaries is or immediately after the sale of the Securities to be sold hereunder and the application of the proceeds from such sale (as described in the Final Memorandum under the caption "Use of Proceeds") will be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

                           (xiv) Assuming accuracy of the representations and
                  warranties by the Purchaser under, and compliance by the Purchaser with the provisions of, this Agreement, no registration under the Act of the Securities is required in connection with the sale of the Securities to the Purchaser.

         In rendering such opinion, such counsel may make such opinion subject to such assumptions, qualifications and limitations as are customary for transactions of this type and, without limitation, as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Company and public officials.

         (b) On the Closing Date, the Purchaser shall have received good standing certificates for each of the Company and each of its Subsidiaries guaranteeing the Issuer's Senior Subordinated Notes due 2010.

         (c) On the Closing Date, the Purchaser shall have received the following documents duly authorized, executed and delivered by each of the parties thereto, in form and substance reasonably satisfactory for counsel to the Purchaser, and containing such terms and conditions that are usual and customary in transactions similar to those contemplated hereby and thereby, dated the Closing Date:

                  (i)      the Warrant Agreement;

                  (ii)     the Preferred Stock Registration Rights Agreement;

                  (iii)    the Registration Rights Agreement; and

                  (iv)     the Certificate of Designation.

         (d) The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date; the statements of the Company's officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of the Closing Date; the Company shall have performed in all material respects all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and, except as described in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements in such Final Memorandum, there shall have been no event or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a Material Adverse Effect.

         (e) The sale of the Securities hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

         (f) There shall not have occurred or become known to the Purchaser any change in the business, financial condition or results of operations of the Company, together with its Subsidiaries, taken as a whole, from that set forth in the Final Memorandum that constitutes or would be reasonably expected to constitute a Material Adverse Effect.

         (g) The Purchaser shall have received certificates of the Company, dated the Closing Date, signed by its Chief Executive Officer and Chief Financial Officer, to the effect that:

                  (w) The representations and warranties of the Company contained in this Agreement are true and correct as of the date hereof and as of the Closing Date, and the Company has performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date;

                  (x) At the Closing Date, since the date hereof or since the date of the most recent financial statements in the Final Memorandum (exclusive of any amendment or supplement thereto after the date hereof), no event or events have occurred, no information has become known nor does any condition exist that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

                  (y) The sale of Securities hereunder has not been enjoined (temporarily or permanently); and

                  (z) Such other information as the Purchaser may reasonably request.

         (h) The Purchaser shall have received a certificate from the corporate secretary of the Company, dated the Closing Date, attaching certified copies of
(i) all resolutions of the Board of Directors of the Company authorizing (a) the transactions contemplated by this Agreement and (b) the entering into of this Agreement, the Preferred Stock Registration Rights Agreement, the Registration Rights Agreement and the Warrant Agreement and (ii) the articles of incorporation and by-laws of the Company and certifying the names and true signatures of those officers of the Company executing any documents contemplated by this Agreement.

         (i) The Company shall have received, contemporaneously with the Merger, the gross proceeds from an offering of the Senior Subordinated Notes in an amount (currently anticipated to be $240.0 million) which, together with the proceeds of the Credit Facility (as defined herein) and the net proceeds from the issuance of the Securities and the capital contribution by MergerCo referred to in paragraph (o) below, are sufficient to fund the Merger, which such Senior Subordinated Notes shall be on customary terms for securities of their type and maturity issued by issuers of similar credit quality, such terms to be reasonably satisfactory to Purchaser in all material respects. Notwithstanding anything to the contrary set forth herein, the Company shall be permitted to initially obtain the funds anticipated to be received from the issuance of the

Senior Subordinated Notes out of the proceeds of a bridge financing on substantially the terms and conditions of the bridge commitment letter (the "Bridge Commitment Letter") among Investcorp, Bankers Trust Corporation, UBS AG, Stamford Branch and West Street Fund I, L.L.C., dated as of December 27, 1999 and otherwise on material terms and conditions reasonably satisfactory to Purchaser.

         (j) The Company shall have entered into (x) a revolving credit facility and (y) one or more term loan facilities (the "Credit Facility") on substantially the terms and conditions of the commitment letter (the "Credit Facility Commitment Letter") among Investcorp, The Chase Manhattan Bank, Chase Securities, Inc., Deutsche Bank AG, Goldman Sachs Credit Partners L.P. and UBS AG, Stamford Branch, dated as of December 27, 1999 and otherwise on material terms and conditions reasonably satisfactory to Purchaser.

         (k) There not having occurred or become known to Purchaser any material adverse condition or material adverse change in or affecting, or which is reasonably expected to affect the business, financial condition or results of the Company, together with its subsidiaries, taken as a whole, excluding in all cases any events or conditions generally affecting the industries in which the Company operates or arising from changes in general business or economic conditions (a "Material Adverse Effect").

         (l) All material governmental (domestic and foreign) and third party approvals and/or consents in connection with the Merger and the other transactions contemplated hereby or otherwise referred to herein being obtained and remaining in effect, and all applicable waiting periods having expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon, the consummation of the transactions contemplated hereby or otherwise referred to herein.

         (m) There shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the transactions contemplated hereby or referred to herein.

         (n) All purchases of Purchaser shall be in compliance with the Bank Holding Company Act of 1956, and all other applicable foreign and domestic banking statutes, and all regulations (including, without limitation, all regulations of the Federal Reserve Board) promulgated thereunder, in each case as amended through the closing. Assuming that the investments by the Purchaser that are contemplated by this Purchase Agreement are consummated on the basis set forth in this Purchase Agreement, the Purchaser believes that such investments will be in compliance with the Bank Holding Company Act of 1956, and all other applicable foreign and domestic banking statutes, and all regulations (including, without limitation, all regulations of the Federal Reserve Board) promulgated thereunder, in each case as amended through the closing.

         (o) The Company shall have received a common equity contribution in an amount not less than $208,700,000 from MergerCo.

         On or before the Closing Date, the Purchaser and counsel for the Purchaser shall have received such further documents, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company and the Subsidiaries as they shall have heretofore reasonably requested from the Company and the Subsidiaries.

         All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Purchaser and counsel for the Purchaser. The Company and the Subsidiaries shall furnish to the Purchaser such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as the Purchaser shall reasonably request.

         8. Termination. (p) This Agreement may be terminated in the sole discretion of the Purchaser by notice to the Company given prior to the Closing Date in the event that the Company shall have failed, refused or been unable to perform all obligations and satisfy all conditions on their respective part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date any of the following shall have occurred:

                  (i) any of the Company or the Subsidiaries shall have sustained any loss or interference with respect to its businesses or properties from fire, flood, earthquakes, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or any legal or governmental proceeding, which loss or interference has had or would be reasonably likely to have a Material Adverse Effect, or there shall have been, in the sole judgment of the Purchaser, any other event or development that, individually or in the aggregate, has or could be reasonably likely to have a Material Adverse Effect (including without limitation a change in control of the Company or the Subsidiaries), except in each case as described in the Final Memorandum (exclusive of any amendment or supplement thereto);

                  (ii) the sale of the Securities to the Purchaser hereunder would violate the Bank Holding Company Act of 1956, as amended; and

                  (iii) a preliminary or permanent injunction or other order shall have been issued by any court or by any government agency or body which prohibits the consummation of the Merger or the other transactions contemplated by the Agreement and is in effect at the Closing Date.

         (q) Termination of this Agreement pursuant to this Section 8 shall be without liability of any party to any other party.

         9. Notices. All communications hereunder shall be in writing and, if sent to the Purchaser, shall be mailed or delivered to (i) DB Capital Investors, L.P., 130 Liberty Street, 25th Floor, New York, New York 10006, Attention:
Robert Sharp, with a copy to White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, Attention: S. Ward Atterbury, Esq.; if sent to the Company, shall be mailed or delivered to the Company at 5501 Norman Center Drive, Minneapolis, Minnesota 55437 Attn: General Counsel.

         All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

         10. Successors. This Agreement shall inure to the benefit of and be binding upon the Purchaser, the Company, the Subsidiaries and their respective successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person (including any purchaser of any Securities from the Purchaser) any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person.

         11. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

         12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Purchaser.

                                                     Very truly yours,

                                        JOSTENS, INC.



                                        By:  /s/ Lee U. McGrath
                                           -----------------------------------
                                           Name:  Lee U. McGrath
                                           Title: Vice President and Treasurer



The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.



DB CAPITAL INVESTORS, L.P.

By:    DB Capital Partners, L.P.
       its General Partner

By:    DB Capital Partners, Inc.,
       its General Partner



By:  /s/ Robert Sharp
   -------------------------------
   Name:  Robert Sharp
   Title: Managing Director

                                                                      SCHEDULE 1
                                                                      ----------

                           Subsidiaries of the Company



                                                          Jurisdiction of
Name                                                      Incorporation
----                                                      -------------

American Yearbook Company, Inc.                           Kansas
Jostens Canada, Ltd.                                      Canada
Balfirm Canada, Inc.                                      Canada
Jostens Can Investments B.V.                              The Netherlands
Jostens International Holding B.V.                        The Netherlands
C.V. Jostens Global Trading                               The Netherlands
JC Trading, Inc.                                          Puerto Rice
Conceptos Jostens, S.A. de C.V.                           Mexico
Reconocimientos E Incentivos, S.A. de C.V.                Mexico
JostFer S.A. de C.V.                                      Mexico
Reconocimientos, S.A.                                     Columbia